As filed with the Securities and Exchange Commission on August 4, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CENTERSPACE
(Exact name of registrant as specified in its charter)

North Dakota	45-0311232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3100 10th Street SW
Post Office Box 1988
Minot, North Dakota 58702
(Address of principal executive offices)

CENTERSPACE 2025 INCENTIVE PLAN
(Full title of the plan)

Anne M. Olson, Esq. President and CEO 800 LaSalle Avenue, Suite 1600 Minneapolis, MN 55402 (952) 401-4811
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kathleen Eick
Taft Stettinius & Hollister LLP
2200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
(612) 977-8400
(612) 977-8650 (Fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 18, 2025;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on May 1, 2025, and for the fiscal quarter ended June 30, 2025 filed on August 4, 2025;

(c)	The Registrant’s Current Reports on Form 8-K filed on February 18, 2025, March 13, 2025, May 15, 2025, as amended on August 4, 2025, and June 2, 2025, and August 4, 2025; and

(d)
The description of the Registrant’s common shares of beneficial interest contained in Exhibit 4.5 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on February 19, 2020.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Trustees and Officers.

The Registrant’s declaration of trust provides that it will indemnify members of its board of trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of the Registrant’s board of trustees or is or was serving at the Registrant’s request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further, the Registrant will pay or reimburse reasonable expenses (including without limitation attorneys’ fees), as such expenses are incurred, of each member of the Registrant’s board of trustees in connection with any such proceedings.

The Registrant’s declaration of trust further provides that the Registrant will indemnify each of its officers and employees, and will have the power to indemnify each of its agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was the Registrant’s officer, employee or agent or is or was serving at the Registrant’s request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

For purposes of providing indemnification for members of the Registrant’s board of trustees, and all of the Registrant’s officers, employees and agents, the Registrant’s declaration of trust provides that the Registrant will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of the Registrant’s board of trustees and all of the Registrant’s officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of the Registrant’s board of trustees, or the Registrant’s officers, employees or agents, whether or not the Registrant would otherwise have the power to indemnify such persons against such liability. Without limiting the Registrant’s power to procure or maintain any kind of insurance or other arrangement, the Registrant’s declaration of trust provides that the Registrant may, for the benefit of persons indemnified by us, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure the Registrant’s indemnity obligation by grant of any security interest or other lien on the Registrant’s assets, or (iv) establish a letter of credit, guaranty or surety arrangement.

Any such insurance or other arrangement may be procured, maintained or established within the Registrant or with any insurer or other person deemed appropriate by the Registrant’s board of trustees regardless of whether all or part of the shares or other securities thereof are owned in whole or in part by us. In the absence of fraud, the judgment of the board of trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of the Registrant’s board of trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof. The Registrant currently maintains insurance covering members of the board and officers against liability as a result of their actions or inactions on the Registrant’s behalf.

In addition, the Registrant has entered into Indemnification Agreements with each member of the Registrant’s board of trustees and the following officers: Ms. Anne Olson and Mr. Bhairav Patel. These agreements supplement and further the rights provided in the Registrant’s declaration of trust. The agreements generally provide that the Registrant shall indemnify the indemnitees to the fullest extent permitted by law, subject to certain exceptions, against judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by indemnitee in connection with their services as a trustee or officer and also provide rights to advancement of expenses and contribution. An agreement terminates the later of: (1) the date the indemnitee is no longer a trustee or employee of the Registrant and (2) the date that indemnitee is no longer subject to any actual or possible proceeding, as defined in the agreement.

With the exception of the indemnification and insurance provisions set forth above, there is currently no other statute, charter provision, bylaw, contract or other arrangement under which a member of the Registrant’s board of trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of the Registrant’s board of trustees or as an employee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1
Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust adopted on September 23, 2003, as amended on September 18, 2007 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on June 30, 2014).

4.2
Seventh Restated Trustee’s Regulations (Bylaws) of Investors Real Estate Trust, adopted on April 27, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 1, 2020).

4.3	Description of Securities (incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 19, 2020).

5.1*	Opinion of Taft Stettinius & Hollister LLP

23.1*	Consent of Grant Thorton LLP

23.2*	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereof)

99.1	Centerspace 2025 Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule filed with the Commission on April 4, 2025).

107*	Filing Fee Table

*Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 4, 2025.

CENTERSPACE

By:	/s/ Anne Olson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Anne Olson and Bhairav Patel, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ JOHN A. SCHISSEL John A. Schissel	Trustee and Chairman	August 4, 2025

/s/ EMILY K. NAGLE GREEN Emily K. Nagle Green	Trustee	August 4, 2025

/s/ OLA OYINSAN HIXON Ola Oyinsan Hixon	Trustee	August 4, 2025

/s/ RODNEY JONES-TYSON Rodney Jones-Tyson	Trustee	August 4, 2025

/s/ JAY L. ROSENBERG Jay L. Rosenberg	Trustee	August 4, 2025

/s/ MARY J. TWINEM Mary J. Twinem	Trustee	August 4, 2025

/s/ ANNE OLSON Anne Olson	Trustee, President and Chief Executive Officer (principal executive officer)	August 4, 2025

/s/ BHAIRAV PATEL Bhairav Patel	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	August 4, 2025